                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         CLAYTON WILLIAMS ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            CLAYTON WILLIAMS ENERGY, INC.
                             Six Desta Drive, Suite 6500
                                 Midland, Texas 79705



                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 13, 1998


-------------------------------------------------------------------------------

To Our Stockholders:

The Annual Meeting of Stockholders of Clayton Williams Energy, Inc., a Delaware corporation, will be held at the Petroleum Club of Midland, 501 West Wall, Midland, Texas, on Wednesday, May 13, 1998, at 10:00 A.M., local time, for the following purposes:

     1. To elect two directors for a term of three years in accordance with the Certificate of Incorporation of the Company.

     2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 1998, are entitled to notice of and to vote at the meeting or any adjournments thereof.



Midland, Texas                               By Order of the Board
April 8, 1998                                Mel G. Riggs
                                             Secretary

-------------------------------------------------------------------------------
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                           CLAYTON WILLIAMS ENERGY, INC.
                            Six Desta Drive, Suite 6500
                                Midland, Texas 79705


                                   PROXY STATEMENT

     This proxy statement and related proxy are being mailed to stockholders of Clayton Williams Energy, Inc. (the "Company") on or about April 8, 1998, in connection with the solicitation by the Company of proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Petroleum Club of Midland, 501 West Wall, Midland, Texas, on Wednesday, May 13, 1998, at
10:00 A.M., local time, and at all adjournments thereof.

     Any person giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy, by delivering a properly executed proxy of a later date or attending the meeting and voting in person. The Company will bear the costs of this solicitation of proxies. The Company may also reimburse persons holding stock in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The solicitation is being made by mail and may also be made by telephone or by telegraph by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. Total expenses of the solicitation are expected to be nominal.

     Stockholders of record at the close of business on March 27, 1998, are entitled to notice of and to vote at the meeting. At the close of business on such date, the Company had 8,891,263 shares of Common Stock $.10 par value per share (the "Common Stock") outstanding, each share being entitled to one vote. Shares held by the Company's 401(k) Plan & Trust will be voted by the Plan Trustee, as provided by the Plan.

     Properly executed proxies will be voted in accordance therewith, or if no direction is indicated thereon, (i) in favor of the nominees for director named herein and (ii) in the discretion of the persons appointed as proxies upon any other business that may properly come before the meeting or any adjournment thereof. With respect to the election of directors, a stockholder may, by properly completing the enclosed proxy, vote in favor of all nominees or withhold his or her votes as to all nominees or as to specific nominees. Directors will be elected by the affirmative vote of a plurality of the shares represented at the meeting in person or by proxy and entitled to vote on the election of directors. The Company's Certificate of Incorporation prohibits cumulative voting in the election of directors. All other matters properly coming before the meeting will be decided by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on such matters, except as otherwise required by law or by the Company's Certificate of Incorporation or bylaws.

     The votes will be counted by one or more inspectors appointed by the Board of Directors, who will determine, among other things, the number of votes necessary for the stockholders to take action in accordance with the foregoing requirements and the votes withheld or cast for and against each matter. All properly executed proxies and ballots, regardless of the nature of vote or the absence of a vote indication (but not including broker non-votes), are counted in determining the number of shares represented at the meeting. Neither broker non-votes nor abstentions are counted as affirmative votes, in whole or in part.

PROPOSAL NO. 1                ELECTION OF TWO DIRECTORS

     The Board of Directors is composed of three classes of members. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy to vote to elect Clayton W. Williams and L. Paul Latham as directors for three-year terms. Each of the nominees has consented to being named in the Proxy Statement and to serve, if elected, but if, for any unforeseen cause, either of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy.

     With respect to the nominees for election, and directors continuing in office, information regarding age, positions with the Company or other principal occupations for the past five years, other directorships and the year each was initially elected a director of the Company is as follows (there are no family relationships among the following named persons):

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
FOR THREE-YEAR TERM EXPIRING IN 2001

CLAYTON W. WILLIAMS, age 66, is Chairman of the Board, President, Chief Executive Officer and a Director of the Company, having served in such capacities since September 1991. For more than fifteen years, Mr. Williams has been the chief executive officer and director of (i) certain companies previously controlled by Mr. Williams which were consolidated into the Company in May, 1993 in connection with the Company's initial public offering (the "Williams Companies"); and (ii) certain entities other than the Williams Companies which are controlled directly or indirectly by Mr. Williams (the "Williams Entities").

L. PAUL LATHAM, age 46, is Executive Vice President, Chief Operating Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Latham also serves in various capacities with certain of the Williams Entities.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 1999

WILLIAM P. CLEMENTS, age 80, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Clements was elected a director in October 1991. Mr. Clements is a former Governor of the State of Texas, having served two terms in such office from 1979 to 1983 and from 1987 to 1991 and has been engaged in private investments for more than the past five years.

ROBERT L. PARKER, age 74, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Parker was elected a director of the Company in October 1991. Mr. Parker is Chairman of the Board of Parker Drilling Company, a publicly owned corporation providing contract drilling services, having served in such capacity for more than the past five years. He also serves as a director of MAPCO, Inc., a diversified energy company, and Bank of Oklahoma Financial Corp.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
TERM EXPIRING IN 2000

STANLEY S. BEARD, age 57, is a Director of the Company and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Beard has served as a director since September 1991. Mr. Beard has been an independent oil and gas operator for over twenty years, and has been a consultant to Mr. Williams periodically since 1968.

MEL G. RIGGS, age 43, is Senior Vice President and Chief Financial Officer and a Director of the Company, having served in such capacities since September 1991. Mr. Riggs has served as a director since May 1994.

                      INFORMATION CONCERNING SECURITY OWNERSHIP

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 25, 1998, by (i) each person who is the beneficial owner of 5 percent or more of the outstanding Common Stock (based upon copies of all Schedule 13Gs and 13Ds provided to the Company), (ii) each director of the Company and each nominee for director, (iii) each executive officer named in the Summary Compensation Table and (iv) all officers and directors of the Company as a group. Because the voting or dispositive power of certain shares listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table and the sharing of voting or dispositive power is described in the referenced footnote. The total number of shares of Common Stock of the Company listed below for directors and executive officers as a group eliminates such duplication. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to the shares listed opposite each of their names.

                                        Amount and Nature of    Percent
            Name                        Beneficial Ownership    of Class
--------------------------------------  --------------------    --------
Clayton Williams Partnership, Ltd. (1)       3,972,009           44.7%

CWPLCO, Inc. (1)                             3,972,009           44.7%

Clayton W. Williams (1)                      4,413,947 (2)       49.1%

Heartland Advisors, Inc.                       801,900 (3)        9.0%
790 North Milwaukee Street
Milwaukee, WI  53202

Dimensional Fund Advisors Inc.                 455,600 (4)        5.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

L. Paul Latham                                  13,711 (5)         *

Mel G. Riggs                                    11,502 (6)         *

Stanley S. Beard                                14,401 (7)         *

William P. Clements                             42,032 (7)         *

Robert L. Parker                                16,940 (7)         *

Gerald F. Groner                                61,753 (8)         *

T. Mark Tisdale                                 10,065 (9)         *

All officers and directors as a
group (10 persons)                           4,599,074 (10)      50.8%

--------------------
*    Less than 1 percent of the shares outstanding.

(1) The mailing address of Clayton Williams Partnership, Ltd., CWPLCO, Inc. and Mr. Williams is Six Desta Drive, Suite 3000, Midland, Texas 79705. Clayton Williams Partnership, Ltd. and CWPLCO, Inc. are referred to collectively herein as the "Affiliated Holders". CWPLCO, Inc. is the sole general partner of

     Clayton Williams Partnership, Ltd. Mr. Williams shares voting and investment power with respect to the shares owned by the Affiliated Holders.

(2) Includes (a) an aggregate of 3,972,009 shares owned by the Affiliated Holders beneficially owned by Mr. Williams due to Mr. Williams' control of the Affiliated Holders, (b) 11,044 shares owned by Mr. Williams' spouse,
     (c) 588 shares owned by an estate administered by Mr. Williams' spouse,
     (d) 252,403 shares owned directly by Mr. Williams (including approximately 8,589 shares held in the Company's 401(k) Plan & Trust over which Mr. Williams exercises investment control), (e) 17,319 shares owned by three of Mr. Williams' children residing with him, (f) 60,677 shares in trusts of which Mr. Williams is the Trustee and (g) the right to acquire beneficial ownership through presently exercisable options to purchase 99,907 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

(3)  Represents shares owned by clients of Heartland Advisors, Inc.

(4) Represents shares held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.

(5) Includes (a) 539 shares held in the Company's 401(k) Plan & Trust over which Mr. Latham exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 13,172 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

(6) Includes (a) 515 shares held in the Company's 401(k) Plan & Trust over which Mr. Riggs exercises investment control, (b) 1,382 shares over which Mr. Riggs exercises control under a Power of Attorney and (c) the right to acquire beneficial ownership through presently exercisable options to purchase 8,605 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

(7) Includes, in the case of Messrs. Beard, Clements and Parker, the right to acquire beneficial ownership through presently exercisable options to purchase 6,000 shares each of Common Stock granted under the Outside Directors Stock Option Plan. See "BOARD OF DIRECTORS AND COMMITTEES."

(8) Includes (a) 1,261 shares held in the Company's 401(k) Plan & Trust over which Mr. Groner exercises investment control, (b) 46,116 shares owned by Mr. Groner's wife as her separate property, (c) 628 shares owned by Mr. Groner's children residing with him, and (d) the right to acquire beneficial ownership through presently exercisable options to purchase 10,850 shares of Common Stock granted under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

(9) Includes (a) 3,993 shares held in the Company's 401(k) Plan & Trust over which Mr. Tisdale exercises investment control and (b) the right to acquire beneficial ownership through presently exercisable options to purchase 4,700 shares of Common Stock under the 1993 Stock Compensation Plan. See "EXECUTIVE COMPENSATION."

(10) Includes all rights of directors and executive officers to acquire beneficial ownership through presently exercisable options to purchase shares of Common Stock granted under the Outside Directors Stock Option Plan and the 1993 Stock Compensation Plan.

                          BOARD OF DIRECTORS AND COMMITTEES

     Compensation for non-employee directors consists of an annual retainer fee of $10,000 plus a $5,000 fee for each Board meeting attended, and a $1,000 fee for attending a committee meeting held on a day other than the same day of a Board meeting. All three non-employee directors serve on one or more committees of the Board. As compensation for service on the Board, employee directors receive an annual fee of $5,000 together with an additional $2,500 for each Board meeting they attend.

     The Company has adopted its Outside Directors Stock Option Plan in which only those directors who are not employed by the Company or any of its affiliates (collectively the "Outside Directors") are eligible to participate.
A total of 86,300 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The plan provides that an option for 1,000 shares of Common Stock of the Company will be granted on January 1 of each calendar year to each Outside Director in office on that date. The plan further provides that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. In the event that a participant in the plan ceases to be an Outside Director, other than by reason of death, such participant may exercise an outstanding option at any time within 90 days after such termination. In the event of the death of a participant to whom any option has been granted pursuant to the plan, such option may be exercised by the legatees of such participant or by his personal representatives or distributees at any time within one year after his death. Options granted under the plan are immediately exercisable and expire not later than ten years from date of grant. Messrs. Beard, Clements and Parker (who presently constitute all of the Outside Directors) each received options under the plan on January 1, 1997 and January 1, 1998, each option covering 1,000 shares, at option prices of $18.50 per share and $15.00 per share, respectively. Such options are currently exercisable and expire in January 2007 and January 2008, respectively.

     The Board of Directors has two committees. The Compensation Committee has certain responsibilities relating to compensation of officers and employee directors and is composed of Messrs. Beard, Clements and Parker, none of whom is an employee nor eligible for awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan or 1993 Stock Compensation Plan. The Compensation Committee met four times during 1997. The Compensation Committee administers awards under the Company's Bonus Incentive Plan, the Executive Incentive Stock Compensation Plan and 1993 Stock Compensation Plan, takes certain other actions relating to compensation matters and benefits plans and sets the salaries of all officers.

     The Audit Committee, composed of Messrs. Beard, Clements and Parker, met two times during 1997. The Committee recommended to the Board of Directors the selection of Arthur Andersen LLP as the Company's independent accountants; reviewed the annual financial statements and discussed them with the auditors and financial staff of the Company; reviewed the independence of the independent accountants conducting the audit; reviewed the services provided by the independent accountants; discussed with management and the auditors the Company's accounting system and related systems of internal control; and consulted as it deemed necessary with the independent accountants and the Company's internal financial staff.

     The Board of Directors held four meetings during 1997. All directors attended more than 75 percent of the aggregate of all meetings of the Board of Directors and the committees on which they served during 1997.

                        CERTAIN TRANSACTIONS AND RELATIONSHIPS

     SERVICE AGREEMENT. The Company and the Williams Entities are parties to an agreement (the "Service Agreement") pursuant to which the Company furnishes services to, and receives services from, such entities. Under the Agreement, the Company provides legal, payroll, benefits administration, and financial and accounting services to the Williams Entities, as well as lease operating and technical services with respect to certain properties owned by the Williams Entities. The Williams Entities provide tax preparation services, tax planning services, aircraft usage and business entertainment to or for the benefit of the Company. To the extent that the Company has provided services to the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which it has provided such services may be less favorable than the terms the Company could have negotiated with unaffiliated third parties. Conversely, to the extent that the Company has received services from the Williams Entities at cost under the Service Agreement, the Company believes that the terms upon which such services were available to the Company may be more favorable than the terms the Company could have negotiated with unaffiliated third parties. During 1997, the Williams Entities paid the Company approximately $684,000, while the Company paid the Williams Entities approximately $135,000, both pursuant to the Service Agreement.

     OFFICE LEASE. The Company subleases 7,164 square feet from ClayDesta Corporation, a Williams Entity, pursuant to an agreement which expires November 15, 1998. During 1997, the Company paid a total of $65,000 in rent and associated charges to ClayDesta Corporation.

                               EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation of the Company's chief executive officer and each of the other four most highly compensated executive officers during 1997.

                             SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                       ----------
                                                                                       SECURITIES
                                                     ANNUAL COMPENSATION               UNDERLYING           ALL OTHER
    NAME AND PRINCIPAL                          -------------------------------          OPTIONS           COMPENSATION
        POSITION                   YEAR         SALARY($)(1)        BONUS($)(2)         (#)(3)(4)              ($)(5)
---------------------------        ----         ------------        -----------         ---------          ------------
Clayton W. Williams,               1997           $450,000            $27,500            150,000              $ 1,620
     Chairman of the Board,        1996           $396,100            $11,003            235,000              $ 1,781
     President and Chief           1995           $396,100            $11,003             32,407              $ 5,653
     Executive Officer (6)

L. Paul Latham, Executive          1997           $180,795            $45,338              6,000              $36,403
     Vice President and Chief      1996           $171,860            $14,750             10,300              $35,061
     Operating Officer             1995           $159,900            $11,942             13,022              $34,919

Mel G. Riggs, Senior Vice          1997           $135,795            $37,753              5,000              $ 2,000
     President and Chief           1996           $125,254            $13,472              8,000              $ 1,781
     Financial Officer             1995           $118,752            $10,799              9,605              $ 1,695

Gerald F. Groner, Vice             1997           $103,193            $26,261              6,000              $ 1,032
     President - Land and          1996           $ 88,333            $ 7,727              7,300              $ 1,047
     Lease Administration          1995           $ 85,050            $ 9,863              7,200              $ 1,261

T. Mark Tisdale, Vice              1997           $ 98,180            $20,477              1,000              $ 1,409
     President and General         1996           $ 94,055            $ 2,727              1,000              $ 1,472
     Counsel                       1995           $ 92,680            $11,074              4,200              $ 1,465

----------------
(1) All of Mr. Williams' net salary for 1995, 1996 and 1997 was paid in the form of Common Stock in lieu of cash pursuant to the Company's Executive Incentive Stock Compensation Plan.

(2) The amounts shown in this column with respect to Messrs. Groner and Tisdale for 1997 include $10,304 and $9,808, respectively, attributable to 644 shares and 613 shares, respectively, of Common Stock awarded pursuant to the Company's Bonus Incentive Plan. The amounts shown in this column with respect to Messrs. Williams, Latham and Riggs include directors fees for 1997 of $15,000 each.

(3) All amounts shown represent the number of option shares granted under the Company's 1993 Stock Compensation Plan, a description of which follows "TABLE OF OPTION GRANTS IN 1997."

(4) Amounts shown include options granted in connection with repricing transactions. See "TABLE OF TEN-YEAR OPTION REPRICINGS."

(5) The amounts shown in this column with respect to Mr. Latham for 1995, 1996 and 1997 include $32,781, $32,276 and $34,732, respectively, of distributions made pursuant to two plans which were discontinued by the Williams Companies during 1991. Until such time, the Williams Companies assigned overriding royalty interests to certain employees to reward such employees with incentive compensation based on the results of drilling activities by the Williams Companies. Under this arrangement, the Williams Companies assigned overriding royalty interests in certain oil and gas leases to certain employees who were employed at the time of the execution of the lease. An individual employee's overriding royalty interest in a lease was determined in the discretion of the management of the Williams Companies. Employees receiving overriding royalty interests were entitled to receive revenues immediately upon the assignment thereof and such interests were not subject to forfeiture. The Williams Companies also granted selected employees working interests in certain of the oil and gas properties of the Williams Companies. Such working interests were deemed earned by and granted to such employees upon terms determined in the sole discretion of the management of the Williams Companies. The Company does not anticipate re-instituting either of the arrangements described above. All other amounts shown in this column relate to contributions made by the Company pursuant to the Company's 401(k) Plan & Trust.

(6) Mr. Williams beneficially owns, through the Affiliated Holders and other affiliates, 2,875,000 shares of restricted Common Stock with a value at December 31, 1997 of $43,125,000.

     The Company has no employment agreements with any of its executive officers. Although Messrs. Williams and Latham devote a majority of their time to the Company, both of them are engaged in other business activities.
Mr. Williams devotes a portion of his time to certain Williams Entities.
Mr. Latham is also employed by and devotes a portion of his time to the business of certain Williams Entities. Both Messrs. Williams and Latham receive compensation from the Williams Entities which compensation is not borne, directly or indirectly, by the Company and does not relate to any services provided to the Company. In addition, Gerald F. Groner, a son-in-law of Mr. Williams, spends a portion of his time managing JACCK, L.L.C., an entity owned by the five children of Mr. Williams which is involved in oil and gas exploration in the Permian Basin area of West Texas and Southeast New Mexico.

                            TABLE OF OPTION GRANTS IN 1997


                                             INDIVIDUAL GRANTS
                        -------------------------------------------------------       POTENTIAL REALIZED VALUE AT
                          NUMBER OF      % OF TOTAL                                     ASSUMED ANNUAL RATES OF
                         SECURITIES       OPTIONS                                      STOCK PRICE APPRECIATION
                         UNDERLYING      GRANTED TO        EXERCISE                        FOR OPTION TERM
                          OPTIONS       EMPLOYEES IN        PRICE    EXPIRATION   ----------------------------------
        NAME           GRANTED (#)(1)    FISCAL YEAR        ($/SH)     DATE           5%($)               10%($)
-------------------    --------------    -----------        ------     ----           -----               ------
Clayton W. Williams      150,000            71.2%           $15.88    12/2/07     $1,497,750 (2)      $3,795,750 (2)

L. Paul Latham             6,000             2.9%           $14.00    1/14/07     $   50,160 (3)      $  125,700 (3)

Mel G. Riggs               5,000             2.4%           $14.00    1/14/07     $   41,800 (3)      $  104,750 (3)

Gerald F. Groner           6,000             2.9%           $14.00    1/14/07     $   50,160 (3)      $  125,700 (3)

T. Mark Tisdale            1,000              .5%           $14.00    1/14/07     $    8,360 (3)      $   20,950 (3)

-----------------
(1) Amounts shown include options granted in connection with repricing transactions. See "TABLE OF TEN-YEAR OPTION REPRICINGS."

(2) The values shown for 5% and 10% appreciation equate to a stock price of $25.86 and $41.18, respectively, at the expiration date of the indicated option.

(3) The values shown for 5% and 10% appreciation equate to a stock price of $22.36 and $34.95, respectively, at the expiration date of the indicated options, based on a market price of $13.25 per share on the date of grant.

     The assumed annual rates of stock price appreciation used in showing the potential realizable value of stock option grants are prescribed by rules of the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than the amounts shown. The closing sales price of the Common Stock on the Nasdaq Stock Market's National Market on March 25, 1998 was $11.75 per share.

     All options shown above have been granted pursuant to the Company's 1993 Stock Compensation Plan which provides for the grant of non-qualified options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 898,200 shares of Common Stock is authorized and reserved for issuance under the plan subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. The Compensation Committee has the sole authority to interpret the plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the plan; provided that (i) the exercise price of each option granted under the plan may not be less than the fair market value of the Common Stock at the date of grant of such option, (ii) the exercise price must be paid in cash upon exercise of such option, (iii) no option may be exercisable more than ten years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee terminates his relationship with the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than 90 days following the date of termination of an optionee's employment. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment. If an optionee dies and has not fully exercised options granted under the plan, such options may be exercised in whole or in part within 90 days of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or a threatened change of control of the Company. The option granted to Mr. Williams in 1997, as shown in the preceding table, vests as to one-third of the shares annually beginning with the first anniversary of the grant date. Options granted to Messrs. Latham, Riggs, Groner and Tisdale in 1997, as shown in the preceding table, vest as to one-third of the shares annually beginning with the fourth anniversary of the grant date.


                   TABLE OF AGGREGATED OPTION EXERCISES IN 1997 AND
                         OPTION VALUES AS OF DECEMBER 31, 1997

                                                              NUMBER OF                VALUE OF
                                                             SECURITIES               UNEXERCISED
                                                             UNDERLYING               IN-THE-MONEY
                                                        UNEXERCISED OPTIONS AT         OPTIONS AT
                                                          DECEMBER 31, 1997(#)     DECEMBER 31, 1997($)
                         SHARES ACQUIRED      VALUE          EXERCISABLE/             EXERCISABLE/
      NAME               ON EXERCISE (#)    REALIZED ($)    UNEXERCISABLE           UNEXERCISABLE(1)
-------------------      ---------------    ------------    -------------           ----------------
Clayton W. Williams                -                -       91,157/326,250         $511,951/$308,437
L. Paul Latham                 5,000          $53,750        10,597/13,725         $ 131,534/$96,769
Mel G. Riggs                   5,000          $53,750         6,605/11,000         $  81,638/$75,500
Gerald F. Groner                   -                -         9,025/11,475         $ 112,344/$70,331
T. Mark Tisdale                    -                -          4,450/1,750         $   55,963/$9,812

-------------------
(1) The value of In-the-Money options was computed at $15.00 per share, which was the market price for the Common Stock on December 31, 1997.

                                   TABLE OF TEN-YEAR OPTION REPRICINGS

                                                                                                LENGTH OF
                                       NUMBER OF                                                 ORIGINAL
                                      SECURITIES                                                OPTION TERM
                                      UNDERLYING   MARKET PRICE OF  EXERCISE PRICE              REMAINING AT
                                        OPTIONS    STOCK AT TIME OF  THE TIME OF       NEW        DATE OF
                                      REPRICED OR    REPRICING OR    REPRICING OR    EXERCISE   REPRICING OR
      NAME                DATE         AMENDED(1)    AMENDMENT($)    AMENDMENT($)     PRICE      AMENDMENT
-------------------       ----         ----------    ------------    ------------     -----      ---------
Clayton W. Williams      8-31-94        32,407         $ 7.25          $15.75        $ 7.25       6 years
                         11-8-95        32,407         $ 2.38          $ 7.25        $ 2.38       5 years

L. Paul Latham           8-31-94        13,022         $ 7.25          $15.75        $ 7.25       6 years
                         11-8-95        13,022         $ 2.38          $ 7.25        $ 2.38       5 years
                         5-29-97         6,000         $13.25          $18.63        $14.00      10 years

Mel G. Riggs             8-31-94         9,605         $ 7.25          $15.75        $ 7.25       6 years
                         11-8-95         9,605         $ 2.38          $ 7.25        $ 2.38       5 years
                         5-29-97         5,000         $13.25          $18.63        $14.00      10 years

Gerald F. Groner         8-31-94         7,200         $ 7.25          $15.75        $ 7.25       6 years
                         11-8-95         7,200         $ 2.38          $ 7.25        $ 2.38       5 years
                         5-29-97         6,000         $13.25          $18.63        $14.00      10 years

T. Mark Tisdale          8-31-94         4,200         $ 7.25          $15.75        $ 7.25       6 years
                         11-8-95         4,200         $ 2.38          $ 7.25        $ 2.38       5 years
                         5-29-97         1,000         $13.25          $18.63        $14.00      10 years

-------------------
(1) The repricings shown for 1994 and 1995 represent the repricing of options which were originally granted in 1993.

     In January 1997, the Compensation Committee granted options to all executive officers, other than Mr. Williams, at an exercise price of $18.63 per share, which price was the market price of the Common Stock at the date of grant. Subsequently, the Committee determined that the original exercise price of those options did not provide the desired incentive because such price was a peak price due to the timing of the grant. As a result, in May 1997, the Committee repriced the January 1997 options by issuing replacement options with an exercise price of $14.00 per share, which price was higher than the market price of the Common Stock at the date of grant. All other terms of the replacement options were identical to the original options. See "REPORT OF THE COMPENSATION COMMITTEE."


                         REPORT OF THE COMPENSATION COMMITTEE

GENERAL

     The Compensation Committee consists of Messrs. Beard, Clements and Parker, all of whom are non-employee directors. The Committee establishes the salaries of all corporate officers and administers the Company's incentive compensation plans other than the Outside Directors Stock Option Plan. The Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs.

     The Compensation Committee has adopted a compensation policy which it believes to be a balance between fair and reasonable cash compensation and incentives linked to the Company's overall performance taking into consideration compensation of individuals with similar duties who are employed by the Company's peers. The policy takes into account the cyclical nature of the oil and gas business which may result in traditional performance standards being skewed due to erratic product prices. An analysis of the goals for the Company has resulted in a policy which places emphasis on increasing the Company's proved oil and gas reserves, coupled with maintaining an acceptable balance between the Company's overhead and profit margin. The Compensation Committee may award stock options and bonuses based upon the performance of the Company and efforts of individual officers.

LONG TERM COMPENSATION

     The Committee grants stock options under the 1993 Stock Compensation Plan (the "1993 Plan") as a means of both rewarding past service, as well as providing incentive for future activities and aligning the interests of the Company's officers with those of its stockholders. In recognition of the efforts of the officers of the Company in the increase of the market value of the Common Stock and the completion of a secondary public offering of the Common Stock in 1996, and as further incentive to such officers, the Compensation Committee authorized the grant of stock options to all officers of the Company, other than Mr. Williams, under the 1993 Plan during the first quarter of 1997. Subsequently, the Committee determined that the original exercise price of those options did not provide the desired incentive because such price was a peak price due to the timing of the grant. As a result, in May 1997 the Committee authorized the repricing of such options through the issuance of replacement options with identical terms other than the exercise price, which was less than the original exercise price, but greater than the market value of the Common Stock on the date of the repricing. See "TABLE OF TEN-YEAR OPTION REPRICINGS."

     In November 1997, the Compensation Committee authorized the grant of additional stock options under the 1993 Plan to selected officers and employees of the Company. Such options were granted based upon recommendations of management for the purpose of rewarding exceptional service and providing stock-based incentives to encourage continued employment of key personnel.

SHORT TERM COMPENSATION

     In December 1996, the Compensation Committee, upon the recommendation of management, increased the salaries of some of the Company's officers effective January 1, 1997. These salaries remained constant throughout 1997. In December 1997, the Committee recommended to the Board of Directors that awards of stock and/or cash be granted to all of the Company's officers and many of its employees under the Company's Bonus Incentive Plan (the "Bonus Plan") in lieu of salary increases. Such awards were based upon the criteria set forth in the Bonus Plan and a review of the Company's performance and evaluations of the officers and employees. In addition, the Committee authorized a special cash award to one officer for exceptional service in the Company's acquisition of an oil and gas prospect, and authorized year-end cash bonuses to all officers in proportion to their salaries. The Committee believes that consistently awarding such bonuses, both pursuant to the Bonus Plan and otherwise, serves as both a reward for past service as well as an incentive for future extraordinary performance in anticipation of such monetary recognition.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Effective January 1, 1997, the Compensation Committee increased Mr. Williams' salary to $450,000 per year. In December 1997, based upon a review of chief executive officer compensation among the Company's peers, the Compensation Committee decided to make no adjustment to Mr. Williams' salary at that time. The Committee also decided that, consistent with the compensation strategy and policies of recent years, Mr. Williams' salary would continue to be paid in shares of Common Stock under the Company's Executive Incentive Stock Compensation Plan. The Committee believes that payment of Mr. Williams' salary in shares of Common Stock assists in aligning Mr. Williams' interests with those of the other stockholders, encouraging improvement of the market price of the Common Stock for the benefit of all of the Company's stockholders. In furtherance of that policy, and as further incentive for future performance, the Committee also granted a stock option to Mr. Williams under the 1993 Plan in December 1997.

     The Compensation Committee believes it has developed an appropriate structure within which to reward and motivate its officers as they build value for the Company's stockholders.

                         Robert L. Parker
                         William P. Clements
                         Stanley S. Beard


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consisted of Messrs. Clements, Parker and Beard during 1997, none of whom has a relationship with the Company required to be disclosed under the rules of the Securities and Exchange Commission.


                  COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

     The Company's Common Stock began trading publicly on May 26, 1993. Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the total return of the Nasdaq Stock Market's Market Index and a peer group for the period from May 31, 1993, to December 31, 1997. The peer group is composed of all the crude petroleum and natural gas companies with stock trading on the Nasdaq Stock Market's National Market System within SIC Code 1311, consisting of approximately 200 companies. The chart indicates the value, at the conclusion of each fiscal year from May 31, 1993, to December 31, 1997, of $100 invested at May 26, 1993, and assumes reinvestment of all dividends.


                       EDGAR REPRESENTATION PERFORMANCE GRAPH

                                                 NASDAQ               PEER
                                                 MARKET               GROUP
          DATE                COMPANY             INDEX               INDEX
          ----                -------             -----               -----
           5/93               100.00              100.00              100.00
          12/93                73.53              105.77               96.36
          12/94                32.35              111.04              100.99
          12/95                19.12              144.03              111.06
          12/96               102.21              178.99              147.68
          12/97                88.24              218.94              149.69

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to the rules and regulations promulgated under
Section 16(a) of the Securities Exchange Act of 1934 during and with respect to the Company's last fiscal year and upon certain written representations received by the Company, the Company is not aware of any failure by a reporting person of the Company to timely file reports required under Section 16(a) other than the late filing of a Form 4 by William P. Clements, relating to one transaction.


                      RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP, who have been the Company's independent accountants since inception, have been selected by the Board of Directors, upon recommendation of the Audit Committee, to be its independent accountants for the current year. A representative of this firm will be present at the Annual Meeting of Stockholders. This representative will have an opportunity to make a statement if he desires to do so and will be available to respond to stockholder questions.


                           RECEIPT OF STOCKHOLDER PROPOSALS

     For inclusion in the Company's 1999 proxy statement, all stockholder proposals for consideration at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received at the Company's principal executive offices, Six Desta Drive, Suite 6500, Midland, Texas 79705, Attention: Mel G. Riggs, by December 9, 1998. Such proposals must also comply with all other regulations of the Securities and Exchange Commission.


                                    OTHER BUSINESS

     The Company knows of no other business to come before the meeting. If, however, other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their best judgment.


                            AVAILABILITY OF ANNUAL REPORT

     The Annual Report of the Company for the fiscal year ended December 31, 1997, which contains the Company's Form 10-K including financial statements, has been mailed to each stockholder of record on the above-referenced record date.


                                   By order of the Board of Directors,
                                   Mel G. Riggs
                                   Secretary


Dated: April 8, 1998

[X] PLEASE MARK VOTES                          REVOCABLE PROXY
    AS IN THIS EXAMPLE                  CLAYTON WILLIAMS ENERGY, INC.

                   ANNUAL MEETING OF STOCKHOLDERS
                            MAY 13, 1998

     The undersigned hereby appoints L. Paul Latham and Mel G. Riggs, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of Common Stock of Clayton Williams Energy, Inc. (the Company) which the undersigned is entitled to vote at the Meeting of Stockholders, to be held at the Petroleum Club of Midland, 501 W. Wall, Midland, Texas on May 13, 1998 at 10:00 a.m., local time, and at any and all adjournments thereof.


                                     ------------------------------------------
Please be sure to sign and date this |Date
       Proxy in the box below.       |
-------------------------------------------------------------------------------

----Stockholder sign above -------------------Co-holder (if any) sign above----

Proposition No. 1: Election of Directors    FOR     WITHHOLD     EXCEPT
                                            / /       / /         / /

The Election of two Directors listed below for the term specified in the Proxy Statement.

BOARD OF DIRECTORS RECOMMENDED: CLAYTON W. WILLIAMS
                                L. PAUL LATHAM

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

-------------------------------------------------------------------------------

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, IT WILL BE VOTED FOR THE DIRECTORS SHOWN ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXY HOLDERS IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                           THIS PROXY IS SOLICITED BY
                             THE BOARD OF DIRECTORS

     Should the undersigned be present and elect to vote at the Meeting or any adjournment thereof, and after notification to the Corporate Secretary of the Company at the meeting of the stockholders decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Company prior to the execution of this Proxy, of a Notice of the Meeting, and a Proxy Statement, both dated April 8, 1998, and a copy of the Company's 1997 Annual Report.

     Please sign exactly as your name appears on this proxy card. When signing as attorney, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

-------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                         CLAYTON WILLIAMS ENERGY, INC.
                          SIX DESTA DRIVE, SUITE 6500
                           MIDLAND,TEXAS 79705-9963